Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements of I.D. Systems, Inc. on Form S-8 (Nos. 333-87973, 333-134142, 333-134138, 333-144709, 333-185084, 333-185085, 333-206080 and 333-225626) and on Form S-3 (Nos. 333-217968, 333-116144 and 333-187644) of our report dated April 1, 2019, on our audits of the consolidated financial statements and financial statement schedule identified in Item 15 as of December 31, 2018 and 2017, and for each of the years in the three-year period ended December 31, 2018, which report is included in this Annual Report on Form 10-K.

/s/ EisnerAmper LLP

Iselin, New Jersey
April 1, 2019